SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT FORM

                   Pursuant to Section 13 or 15(D) of the
                     Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 21, 2004

                           NewMil Bancorp, Inc.

             (Exact name of registrant as specified in its charter)


            Delaware              0-16455               06-1186389
 (State or other jurisdiction    (Commission         (I.R.S. Employer
     of incorporation)            File Number)        Identification No.)


        19 Main Street, P.O. Box 600, New Milford, CT      06776
          (Address of principal executive offices)       (Zip code)


                             (860) 355-7600
            (Registrant's telephone number, including area code)


                                     N/A
         (Former name or former address, if changed since last report)


ITEM 5     Other Events
           ------------

           In a press release attached to this 8-K as Exhibit 1, the Company announced quarterly earnings.


                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NEWMIL BANCORP, INC.

                           Registrant


January 21, 2004

                           /s/
                           -------------------------
                           B. Ian McMahon

                           Its: Senior Vice President


                                             Contact:
                                             Francis J. Wiatr
                                             Chairman, President and CEO
                                             (860) 355-7602
                                             fwiatr@newmilbank.com

January 21, 2004                             For Immediate Release


NewMil Bancorp Reports 25% Increase in Earnings Per Share for Fourth
           Quarter 2003 Announces $0.15 Quarterly Dividend


New Milford, CT (January 21, 2004) The Board of Directors of NewMil Bancorp, Inc. NASDAQ/NM:NMIL) today announced results of its fourth quarter and year ended December 31, 2003.

Diluted earnings per share increased 25% to $0.45 for the fourth quarter ended December 31, 2003 from $0.36 for the fourth quarter ended December 31, 2002. For the twelve-month period ended December 31, 2003, diluted earnings per share increased 15% to $1.73 for 2003 from $1.50 for year end 2002.

Net income increased 22% to $1.9 million for the fourth quarter of 2003, compared with $1.6 million for the fourth quarter ended 2002. The increase was achieved through a variety of factors, the most important of which was an increase in net interest income. Net interest income increased $0.8 million, or 13% in 2003 as a result of a $35 million increase in average earning assets and a 27 basis point increase in the net interest margin to 4.05% from 3.78% in 2002. The increase in earning assets is due to internal growth. Non-interest expense increased $0.2 million, or 5% for the fourth quarter of 2003, primarily due to higher compensation, occupancy and professional services. Credit quality remains strong as evidenced by nonperforming assets at 18 basis points of total assets at December 31, 2003. The return on average shareholders equity was 15% for the fourth quarter.

Francis J. Wiatr, NewMil's Chairman, President and CEO, noted, we are pleased with our results for the quarter and for the year. Our net interest margin has remained strong despite the continued low interest rate environment. Our core low cost deposits continued to improve as a percentage of total deposits as a result of our commercial lending relationships and retail deposit focus. The convenience of our branch network across western Connecticut and the excellent service we offer to our customers are helping us to improve market share as evidenced by growth in total deposits over the last two years.

Although there are clear signs that the national economy is in recovery, the employment picture has just begun to show improvement and the current outlook for inflation at the moment is low. As a result we expect that business activity will continue to improve in 2004 in advance of higher interest rates in 2005. Against this backdrop we will focus on providing excellent service to our customers and taking advantage of our knowledge of the local marketplace when disruption from consolidation presents opportunity for us to win new customer relationships.

We have plans to develop our franchise in high growth markets in and around our existing footprint especially in southern Fairfield County. We remain optimistic about the future and our strong position in the western Connecticut markets of Litchfield and Fairfield counties.

At December 31, 2003 NewMil had total assets of $704 million, up $42 million since December 31, 2002. For the twelve-month period deposits grew $9.4 million, or 2% to $558 million. At December 31, 2003, book value and tangible book value per common share were $12.78 and $10.65, respectively, and tier 1 leverage and total risk-based capital ratios were 7.39% and 13.23%, respectively.

The Board of Directors also announced a quarterly dividend of 15 cents per common share payable on February 18, 2004 to shareholders of record on February 3, 2004.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices and one special needs branch.

Financial highlights are attached.


Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.


                    NewMil Bancorp, Inc
             SELECTED CONSOLIDATED FINANCIAL DATA
       (in thousands except ratios and per share amounts)



                             Three month                Twelve month
                             period ended               period ended
                             December 31                December 31
STATEMENT OF INCOME        2003       2002            2003       2002
                          -----      -----           -----      -----

Interest and
 dividend income         $8,904      $8,753         $35,131     $36,433
Interest expense          2,445       3,053          10,588      13,356
Net interest income       6,459       5,700          24,543      23,077
Provision for loan losses   -           -               -          -

Non-interest income
 Service fees on
   deposit accounts         716         593           2,605       2,320
 Gains on sales of
   mortgage loans           116         225             357         574
  Loan Servicing Fees       13           21              64          70
  Loss on sale of OREO, net  -          (50)              -         (43)
 Gain on sale of investment  27          -               27          -
 Other non-interest
  income                    254         242             833         824
 Total non-interest
  income                  1,126       1,031           3,886       3,745

Non-interest expense
 Compensation             2,412       2,308           9,591       8,985
 Occupancy and equipment    773         670           3,000       2,571
 Postage and
  telecommunication         150         164             567         568
 Professional services,
  Collection & OREO         380         252             958         851
 Printing and office
  supplies                  108         154             380         478
 Marketing                  217         242             421         633
 Service Bureau EDP          96         104             395         392
 Amortization of
  intangible assets          61          71             244         287
 Other                      546         545           1,899       2,085
 Total non-interest
  expense                 4,743       4,510          17,455      16,850

Income before income
 taxes                    2,842       2,221          10,974       9,972
Provision for income
 taxes                      901         632           3,446       3,122
Net income              $ 1,941     $ 1,589         $ 7,528     $ 6,850


Per common share
Diluted earnings          $0.45       $0.36           $1.73       $1.50
Basic earnings             0.47        0.37            1.82        1.59
Cash dividends             0.150       0.125           0.600       0.500


Statistical data
Net interest margin        4.05%       3.78%           3.93%       3.95%
Efficiency ratio          62.53       67.00           61.40       62.82
Return on average assets   1.12        0.97            1.11        1.08
Return on average common
 shareholders' equity     14.92       11.83           14.38       13.03
Weighted average
  equivalent common shares
   outstanding, diluted   4,307       4,455           4,348       4,552




                          NewMil Bancorp, Inc.
                   SELECTED CONSOLIDATED FINANCIAL DATA
              (in thousands except ratios and per share amounts)




                                 December 31,                December 31,
FINANCIAL CONDITION                  2003                       2002
                                     ----                       ----

Total assets                       $704,042                   $661,595
Loans, net                          449,651                    347,215
Allowance for loan losses             5,198                      5,250
Securities                          199,101                    197,661
Cash and cash equivalents            22,524                     84,790
Intangible assets                     8,700                      8,943
Deposits                            558,168                    548,806
Federal Home Loan Bank advances      70,247                     45,077
Repurchase agreements                 9,317                      7,392
Long term debt                        9,746                        -
Shareholders' equity                 52,306                     54,236
Non-performing assets                 1,262                      1,535
Deposits
   Demand (non-interest bearing)   $ 49,813                   $ 46,750
   NOW accounts                      76,524                     71,586
   Money market                     155,911                    144,288
   Savings and other                 84,660                     79,811
   Certificates of deposit          191,260                    206,371
   Total deposits                   558,168                    548,806


Per common share
Book value                           $12.78                     $12.77
Tangible book value                   10.65                      10.70


Statistical data
Non-performing assets
 to total assets                       0.18%                      0.23%
Allowance for loan
 losses to total loans                 1.14                       1.49
Allowance for loan losses
 to non-performing loans             411.89                     342.02
Common shareholders'
 equity to assets                      7.43                       8.20
Tangible common
 shareholders' equity to assets        6.19                       6.85
Tier 1 leverage capital                7.39                       6.13
Total risk-based capital              13.23                      12.14
Common shares outstanding, net
 (period end)                         4,093                      4,235

